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                                                                     EXHIBIT 4.1




                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of July 27, 2001, among Orius Corp., a Florida corporation (the "Company"); Willis Stein & Partners III, L.P. ("WSPIII"), Willis Stein & Partners Dutch III-A, L.P. ("WS Dutch IIIA"), Willis Stein & Partners Dutch III-B, L.P. ("WS Dutch IIIB") and Willis Stein & Partners III-C, L.P. ("WSIIIC"), each of which is a Delaware limited partnership (WSPIII, WS Dutch IIIA, WS Dutch IIIB and WSIIIC collectively, "WSIII" or the "Purchasers", and each individually a "Purchaser"). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 9 hereof.

                  The Company has offered (the "Offer") to sell to WS III an aggregate of 62,140.352 shares of Series F Preferred, with aggregate Series F Liquidation Value of $62,140,352, and an aggregate of 23,742,733 shares of Common Stock (collectively, the "WS Offered Stock") for an aggregate purchase price of $61,222,021 (the "Maximum Aggregate Investment Amount"). The terms on which the Company has offered the WS Offered Stock to the Purchasers are set forth in this Agreement and in the Equity Call Agreement of even date herewith among the Purchasers, the Company, NATG Holdings, LLC, and Bankers Trust Company, in its capacity as administrative agent under the Credit Agreement (the "Equity Call Agreement").

                  Pursuant to the Equity Call Agreement, the Purchasers have agreed to purchase from the Company, and the Company has agreed to sell to the Purchasers, an aggregate of 15,000 shares of Series F Preferred, with aggregate Series F Liquidation Value of $15,000,000, and the number of shares of Common Stock determined in accordance with Section 1F below (such shares of Series F Preferred and Common Stock collectively, the "Backstop Shares"), for an aggregate purchase price of $15,000,000 and on the other terms and subject to the conditions set forth therein. The Purchasers have agreed to purchase from the Company an additional 10,375 shares of Series F Preferred, with aggregate Series F Liquidation Value of $10,375,000, and the number of shares of Common Stock determined in accordance with Section 1F below (such shares of Series F Preferred and Common Stock collectively, the "First Closing Shares"), for an aggregate purchase price of $10,000,000, and the Company has agreed to sell to the Purchasers the First Closing Shares for such price, on the terms and subject to the conditions set forth herein. Further, the Company has agreed to sell to the Purchasers the balance of the WS Offered Stock (i.e., all WS Offered Stock other than the Backstop Shares and the First Closing Shares), on the terms and subject to the conditions and limitations set forth herein. The obligations of each of the Purchasers pursuant to the Equity Call Agreement and this Agreement are several, with each Purchaser obligated to purchase only a portion of the Backstop Shares and First Closing Shares.

                  In consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

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                  Section 1.        Authorization and Purchase of Stock.

                  1A.      Authorization of the Series F Preferred and Common
Stock Issuable to the Purchasers. The Company shall authorize the issuance and sale to the Purchasers of up to an aggregate of (i) 62,140.352 shares of the Company's Series F Preferred Stock, par value $0.01 per share ("Series F Preferred"), and (ii) 23,742,733 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), each having the rights and preferences set forth in Exhibit A hereto (the "Amended Articles of Incorporation").

                  1B.      Initial Financing. At the Initial Closing (as defined
below), the Company shall sell to each Purchaser and, subject to the conditions and on the terms set forth herein, each Purchaser shall purchase from the Company, in exchange for the "Initial Purchase Price" set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto, the number of shares of Series F Preferred and the number of shares of Common Stock set forth opposite its name on the Schedule of Purchasers attached hereto under the column heading "Initial Financing." In addition, as an adjustment to the foregoing amount, upon determination of the Gross-Up Amount for each Purchaser in accordance with Section 1C(ii) below, the Company will issue to each Purchaser the number of shares of Common Stock equal to such Purchaser's Gross-Up Amount. Each Purchaser shall pay such Initial Purchase Price at the Initial Closing by wire transfer of immediately available funds to such account as is designated by the Company.

                  1C.      Preemptive Rights Offering; Obligations of
Participating Stockholders. The Company has required, as a condition to entering into this Agreement, that each Purchaser also enter into the Equity Call Agreement. The Company and each Purchaser agree that any capital contribution by such Purchaser to the Company pursuant to the Equity Call Agreement shall be deemed made pursuant to and in acceptance of the Offer. Each Purchaser acknowledges that the Offer is subject to the rights set forth in Section 4 of the Investor Rights Agreement ("IRA Section 4") and that the Company will offer (the "Preemptive Rights Offering") to each party to the Investor Rights Agreement (a "Stockholder") who holds Stockholder Shares on a Fully Diluted Basis (as defined in the Investor Rights Agreement) the opportunity to purchase a portion of the shares of WS Offered Stock in accordance with IRA Section 4. Each Stockholder who accepts such offer to purchase shares of Common Stock (a "Participating Stockholder") shall be obligated to enter into an agreement prepared by the Company, reasonably satisfactory to the Majority Holders (as defined below) and substantially similar to this Agreement, providing for obligations substantially the same as those of the Purchasers hereunder and under the Equity Call Agreement, including without limitation, the obligation to purchase shares of Series F Preferred as well as Common Stock in the proportions contemplated hereby (the "Preemptive Rights Purchase Agreement").


                           (i) The Preemptive Rights Purchase Agreement shall require each Participating Stockholder to commit to invest up to a specified aggregate amount pursuant thereto, which amount shall be determined without taking into account any proposed investment pursuant to Subsequent Financings (such aggregate amount for any Participating Stockholder, such Participating Stockholder's "Commitment"), and each Participating


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         Stockholder shall be obligated to pay up to 60% of such Participating
         Stockholder's Commitment on terms substantially similar to those set forth in the Equity Call Agreement (such Participating Stockholder's "Backstop Commitment") and obligated to pay 40% of such Commitment as the purchase price to acquire WS Offered Stock at an initial closing (the "Participating Stockholders' Initial Closing" and, collectively with the Initial Closing, the "Initial Closings"), to be consummated on a date specified by the Company, which date shall occur not more than 30 days after the expiration of the Offering Period (as defined in IRA
         Section 4) in respect of the Preemptive Rights Offering. The Preemptive Rights Purchase Agreement shall provide that, in exchange for the purchase price to be paid by each Participating Stockholder at the Participating Stockholder's Initial Closing the Company will issue to such Participating Stockholder (a) the number of shares of Series F Preferred equal to such purchase price then paid by such Participating Stockholder, divided by $1,000, multiplied by 1.0375, and (b) the number of shares of Common Stock determined as described in clause (g) of subparagraph (ii) below, as set forth in the Notice of Commitments. The Preemptive Rights Purchase Agreement shall also provide that if the Purchasers make any payment to the Company pursuant to the Equity Call Agreement, then each Participating Stockholder shall be obligated, within 15 days after such payment by the Purchasers (or, if later, 30 days after delivery by the Company to such Participating Stockholder of a written notice stating the amount of such Participating Stockholder's payment obligation) to pay to the Company the same portion of its Backstop Commitment that such payment by the Purchasers represents of their aggregate Backstop Commitments.

                           (ii)     The Company shall deliver to each
         Participating Stockholder and to each Purchaser, within 10 days after expiration of the Offering Period (as defined in IRA Section 4) in respect of the Preemptive Rights Offering and in any event on or prior to the Participating Stockholders' Initial Closing, a written notice (the "Notice of Commitments") setting forth (a) the name of and Commitment made by each of the Participating Stockholders, (b) for each Participating Stockholder, the amount of such Person's "Initial Purchase Price" (i.e., 40% of such Person's Commitment) and the amount of such Person's Backstop Commitment (i.e., 60% of such Person's Commitment), (c) the Total Commitments (d) each Purchaser's, and each Participating Stockholder's, Pro Rata Share, (e) the amount, if any, by which the Maximum Aggregate Investment Amount exceeds Total Commitments (the "Excess Amount"), (f) for each Purchaser and for each Participating Stockholder, the maximum aggregate amount which such Purchaser or Participating Stockholder shall be entitled, but not obligated, to invest in connection with Subsequent Financings (such Person's "Allocated Excess Amount"), which amount will equal the lesser of (x) such Person's Commitment, or (y) such Person's Pro Rata Share of the Excess Amount, (g) the aggregate number of shares of Common Stock to be issued at the Initial Closings to the Purchasers and Participating Stockholders, which amount shall equal the amount set forth on the Common Stock Allocation Schedule attached hereto under the heading "Total Common Shares" opposite, under the heading "Total Investment Amount", the aggregate amount paid or payable by the Purchasers and Participating Stockholders at the Initial Closings (i.e., 40% of Total Commitments), (h) each Purchaser's and each Participating Stockholder's Pro Rata Share of such aggregate number of shares of Common


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         Stock to be issued at the Initial Closings, and (i) for each Purchaser, the amount by which the number of shares of Common Stock determined for such Purchaser in accordance with clause (g) preceding exceeds the aggregate number of shares of Common Stock issued to such Purchaser at the Initial Closing (such Purchaser's "Gross Up Amount").

                           (iii) Along with the Notice of Commitments, the Company will deliver to each Purchaser and each Participating Stockholder, a schedule prepared for each Purchaser and each Participating Stockholder in the format of the Common Stock Allocation Schedule (such Purchaser's or Participating Stockholder's "Pro Rated Common Stock Schedule"). The Pro Rated Common Stock Schedule for each Purchaser or Participating Stockholder will be identical to the Common Stock Allocation Schedule, except that each amount set forth under the heading "Total Investment Amount" or "Total Common Shares" will be such Purchaser's or Participating Stockholder's Pro Rata Share of the corresponding amount set forth on the Common Stock Allocation Schedule. For example, if a Purchaser's Pro Rata Share is 10%, then such Purchaser's Pro Rated Common Stock Schedule shall be identical to the Common Stock Allocation Schedule except that the entries under the heading "Total Investment Amount" will be in increments of $100,000, rather than $1,000,000 as set forth on the Common Stock Allocation Schedule, and each entry under the heading "Total Common Shares" will be 10% of the corresponding amount on the Common Stock Allocation Schedule (e.g., the amount of Total Common Shares set forth the Total Investment Amount of $3.7 million would be 907,866 shares).

                           (iv) No Participating Stockholder shall be deemed to be an "Investor" within the meaning of the Investor Rights Agreement or entitled, on account of the purchase of WS Offered Stock pursuant to the Preemptive Rights Purchase Agreement, to participate in rights under the Investor Rights Agreement to designate directors for election to the Company's board of directors.

                  1D.      Equity Call Financings.

                           (i) In exchange for, and upon receipt of, any payment by a Purchaser to the Company pursuant to the Equity Call Agreement, the Company shall issue to such Purchaser (x) the number of shares of Series F Preferred equal to the amount of such payment divided by $1,000 and (y) the number of shares of Common Stock determined in accordance with Section 1F below.

                           (ii) In exchange for, and upon receipt of, any payment by a Participating Stockholder to the Company pursuant to such Participating Stockholder's Backstop Commitment, the Company shall issue to such Purchaser (x) the number of shares of Series F Preferred equal to the amount of such payment divided by $1,000 and (y) the number of shares of Common Stock determined in accordance with Section 1F below.

                  1E.      Subsequent Financings. Following the consummation of
the Initial Closing, each Purchaser and each Participating Stockholder shall be entitled to purchase from the Company,


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and the Company shall be obligated to issue and sell to such Purchasers and
Participating Stockholders, additional shares of Series F Preferred and Common Stock on the terms and subject to the conditions set forth in this Section 1E.

                           (i) At any time, and from time to time, after the Initial Closing and on or prior to July 27, 2003, the holders of a majority of the outstanding shares of Common Stock constituting WS Offered Stock (the "Majority Holders") may deliver a written notice to the Company in accordance with Section 10J stating (a) that Majority Holders propose to consummate a Subsequent Financing (a "Subsequent Financing"), (b) the date on which the Majority Holders propose to consummate such Subsequent Financing, which date shall be not less than ten (10) days following the date of delivery of such notice (the "Subsequent Closing Date"), (c) the portion of each such Purchaser's Allocated Excess Amount which is to be paid by each such Purchaser upon consummation of such Subsequent Financing (such portion, expressed as a percentage of each Purchaser's Allocated Excess Amount, the "Percentage Draw" for such financing), and (d) for each Purchaser, the amount equal to such Purchaser's Percentage Draw multiplied by such Purchaser's Allocated Excess Amount. Upon receipt of such a notice from the Majority Holders, the Company will promptly deliver a copy thereof to each other Purchaser and each Participating Stockholder. Each such other Purchaser or Participating Stockholder may elect to participate in such Subsequent Financing by delivering to the Company, within 10 days after receiving such notice, a notice specifying the aggregate amount which such other Purchaser or Participating Stockholder elects to invest pursuant to such Subsequent Financing (an "Election Notice"); provided that such amount shall not exceed the Percentage Draw for such Subsequent Financing multiplied by such Participating Stockholder's Allocated Excess Amount. Any Participating Stockholder who delivers such a notice to the Company in the manner described in the preceding sentence shall be deemed an "Electing Participating Stockholder" for such Subsequent Financing, and any Participating Stockholder who fails to deliver such a notice in such manner shall be deemed to have waived all rights to participate in such Subsequent Financing. Unless the Majority Holders rescind their notice to the Company, on the applicable Subsequent Closing Date each Purchaser shall be obligated to pay to the Company as purchase price for WS Offered Stock the amount determined in accordance with clause (d) above for such Subsequent Financing and each Electing Participating Stockholder shall be obligated to pay to the Company as purchase price for WS Offered Stock the amount which such Person has elected to invest in such Subsequent Financing, as reflected in the Election Notice.

                           (ii) For the avoidance of doubt, the parties hereto agree and acknowledge that in no event shall any Purchaser or Participating Stockholder be entitled pursuant to this Agreement to invest in any Subsequent Financing an amount in excess of (a) such Person's Allocated Excess Amount over (b) the aggregate amount invested by such Person in prior Subsequent Financings.

                           (iii) In exchange for any payment of purchase price by a Purchaser or an Electing Participating Stockholder at a Subsequent Closing, the Company shall issue to such Person (x) the number of shares of Series F Preferred equal to the purchase price paid by


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         such Person at such Subsequent Closing for WS Offered Stock divided by
         $1,000 and (y) the number of shares of Common Stock determined in accordance with Section 1F below.

                           (iv) Each Purchaser shall, in connection with but prior to consummation of each Subsequent Financing, permit the Company to deliver to such Purchaser all financial and other information regarding the Company that the Company believes necessary to enable such Purchaser to make an informed investment decision, and shall make the investment representations to the Company referred to in Section 3 below.

                  1F.      Number of Shares of Common Stock to be Issued in
Equity Call Financings and Subsequent Financings. When issuing any shares of Series F Preferred to a Purchaser or Participating Stockholder pursuant to
Section 1D or Section 1E, the Company shall simultaneously issue to such Purchaser or Participating Stockholder the number of shares of Common Stock equal to the excess of (i) the number set forth on such Person's Pro Rated Common Stock Schedule corresponding to the aggregate purchase price then or previously paid by such Person to the Company as purchase price for WS Offered Shares, at an Initial Closing, pursuant to the Equity Call Agreement or as otherwise contemplated by Section 1D, or as contemplated by Section 1F in connection with a Subsequent Financing, over (ii) the aggregate number of shares of Common Stock previously issued to such Person pursuant at an Initial Closing or pursuant to Section 1D or Section 1E.

                  1G.      Purchase Price Allocation. In connection with each
sale of WS Offered Stock hereunder or under the Equity Call Agreement, the parties hereto agree that a portion of the purchase price thereof equal to $.01 per share of Common Stock included in such sale shall be deemed the purchase price of such shares of Common Stock and the balance of the purchase price paid in such sale shall be deemed the purchase price of the shares of Series F Preferred included in such sale.

                  Section 2. Closings. Subject to the satisfaction of the conditions thereto set forth in this Agreement, the closing of the initial purchase provided for in Section 1B hereto (the "Initial Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601 at 10:00 a.m. on August 9, 2001 (the "Initial Closing Date"). Unless otherwise specified in an Equity Call Notice (as defined in the Equity Call Agreement) delivered to the Purchasers pursuant to Section 2 of the Equity Call Agreement, each Closing of an Equity Call Financing (each, an "Equity Call Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601. Unless otherwise specified by the Majority Holders in the applicable notice of Subsequent Financing delivered by the Majority Holders to the Company, each closing of a Subsequent Financing (each, a "Subsequent Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601. At the Initial Closing, each Equity Call Closing and each Subsequent Closing, the Company shall deliver to each Purchaser stock certificates evidencing the WS Offered Stock to be purchased by such Purchaser, registered in such Purchaser's name, upon payment of the purchase price thereof by wire transfer of immediately available funds to the Company's account. In addition, the Company will deliver to each Purchaser a stock certificate evidencing the number of shares of Common Stock equal to its Gross-Up Amount,


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registered in such Purchaser's name, promptly after becoming obligated to issue such shares to such Purchaser pursuant to the penultimate sentence of Section 1B above.

                  Section 3. Conditions to the Company's Obligation at the Initial Closing, any Equity Call Closing or any Subsequent Call Closing. The obligations of the Company to sell and issue the Series F Preferred and the Common Stock to any Purchaser at the Initial Closing, any Equity Call Closing or any Subsequent Call Closing is subject to receipt from such Purchaser of the purchase price therefor. In addition, such obligations of the Company at any Subsequent Closing are subject to receipt by the Company (without rescission thereof) of (i) the written notice described in Section 1E above from the Majority Holders, and (ii) written representations by each of the Purchasers and Electing Participating Stockholders, in form and substance reasonably satisfactory to the Company and effective as of such closing, that such Person has received and reviewed all financial and other information regarding the Company which the Company believes necessary to enable such Person to make an informed investment decision and has delivered to such Person not less than two business days prior to the applicable Subsequent Closing Date, as well as the representations set forth in Section 8 below, as reasonably revised by the Company.

                  Section 4. Conditions to Each Purchaser's Obligation at the Initial Closing. The obligation of each Purchaser to purchase and pay for the shares of Series F Preferred and Common Stock to be purchased by such Purchaser at the Initial Closing is subject to the satisfaction as of such Initial Closing of the following conditions:

                  4A.      Representations and Warranties; Covenants. The
representations and warranties of the Company contained in Section 7 hereof shall be true and correct in all material respects at and as of the Initial Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Initial Closing.

                  4B.      Certificate of Incorporation. The Amended Articles of
Incorporation in form and substance substantially as set forth in Exhibit A hereto shall have been duly filed with the Secretary of State of the State of Florida and be in full force and effect under the laws of Florida as of the Initial Closing and shall not have been amended or modified.

                  4C.      Amended and Restated Investor Rights Agreement. The
Amended and Restated Investor Rights Agreement in form and substance substantially as set forth in Exhibit B hereto shall have been duly executed by the Company and other parties thereto such that such agreement shall be in full force and effect as of the Initial Closing and shall not have been amended or modified.

                  4D.      Initial Closing Documents. The Company shall have
delivered to the Purchasers all of the following documents:


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                           (i)      an Officer's Certificate, dated the date of
         the Initial Closing, stating that the conditions specified in Section 1A, 1B, 4A, 4B, 4C, 4E, and 4F have been fully satisfied; and

                           (ii) certified copies of the resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, the issuance and sale of the stock to be issued to the Purchasers at the Initial Closing and the consummation of all other transactions contemplated by this Agreement to be consummated at the Initial Closing.

                  4E.      Compliance with Applicable Laws. The purchase of WS
Offered Stock by the Purchasers hereunder shall not be prohibited by any applicable law or governmental regulation, shall not subject any Purchaser to any penalty, liability or other onerous conditions under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which such Purchaser is subject.

                  4F.      Consents and Approvals. The Company shall have
received or obtained all governmental, regulatory and third party consents and approvals necessary for the consummation of the transactions contemplated hereby.

                  4G.      Effectiveness of Credit Agreement Amendment. The
Third Amendment to Amended and Restated Credit Agreement of even date herewith by and among the Company, NATG Holdings, LLC, the Lenders (as defined therein) and Bankers Trust Company, as administrative agent (the "Credit Agreement Amendment") shall be in full force and effect, and there shall be no claims of default or notices of default thereunder or under the Credit Agreement.

                  4H.      Waiver. Any condition specified in this Section 4 may
be waived with respect to any Purchaser only if such waiver is set forth in a writing executed by such Purchaser.

                  Section 5.        Covenants of the Company.

                  5A.      Compliance with Laws. The Company shall comply with
all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets or operations of the Company and its Subsidiaries, taken as a whole.

                  5B.      Issuance of Common Stock. The Company shall not,
without the prior written consent of the Majority Holders, issue any shares of Common Stock other than (x) pursuant to this Agreement, the Equity Call Agreement or the Preemptive Rights Purchase Agreement, (y) to senior executives of the Company and its Subsidiaries, provided that the aggregate of all shares of Common Stock so issued shall not exceed the number of shares representing 9% of the Common Stock on a fully-diluted basis (i.e., adjusted to take into account the transactions contemplated hereby and by the Equity Call Agreement and existing options to purchase Common Stock of the Company), and (z) upon of exercise options granted under the 1999 Orius Management Equity Compensation Plan.


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

                  5C.      Expenses. The Company shall pay all of the fees,
costs and expenses incurred by the Purchasers which, upon consummation of the transactions contemplated hereby, will be the Majority Holders (including the reasonable fees and expenses of one legal counsel selected by such Purchasers and one financial advisor selected by such Purchasers) in connection with the negotiation and preparation of this Agreement and the agreements and transactions contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

                  Section 6.        Restrictions on Transfer of Purchaser Stock.

                  6A.      Securities Laws. Purchaser Stock is transferable only
pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in Section 6B below, any other legally available means of transfer. In connection with the transfer of any Purchaser Stock (other than a transfer described in clauses 6A or 6A above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Kirkland & Ellis or other counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Purchaser Stock may be effected without registration of such Purchaser Stock under the Securities Act. In addition, if the holder of the Purchaser Stock delivers to the Company an opinion of Kirkland & Ellis or such other counsel that no subsequent transfer of such Purchaser Stock shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Purchaser Stock which do not bear the Securities Act legend set forth below. Each certificate or instrument representing shares of Purchaser Stock shall be imprinted with a legend in substantially the following form:

                  "The securities represented by this certificate were originally issued on August 9, and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the STOCK Purchase Agreement, dated as of July 27, 2001 and as amended and modified from time to time, among the issuer (the "Company") and certain Purchasers, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge."


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

                  6B.      Investor Rights Agreement. Each of the Persons
included in WSIII hereby acknowledges that for the purposes of the Investor Rights Agreement (i) such Person shall be an "Investor" and (ii) the Purchaser Stock shall be Stockholder Shares (as defined in the Investor Rights Agreement). The Company will use its reasonable best efforts to amend the Investor Rights Agreement (a) to reduce to three (3) from four (4) the number of directors designated pursuant to Section 8A(ii)(d) of the Investor Rights Agreement by the holders of a majority of the WS Shares (as defined therein) and to provide that the holders of a majority of the shares of Common Stock issued to WSIII pursuant to this Agreement or the Equity Call Agreement or otherwise held by WSIII shall be entitled to designate one director to the Company's board of directors, and otherwise amend the Investor Rights Agreement consistent therewith, as requested by WSIII, and (b) otherwise in a manner so that the shares of Series F Preferred issued hereunder or under the Equity Call Agreement shall be included in Section 3 thereof and otherwise in provisions of that agreement to the extent and in the manner reasonably requested by WSIII.

                  Section 7. Representations and Warranties of the Company. As a material inducement to each Purchaser to enter into this Agreement and purchase the WS Offered Stock, the Company hereby represents and warrants to each Purchaser that:

                  7A.      Organization and Corporate Power. The Company is a
corporation duly organized, validly existing and in good standing under the laws of Florida and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets or operations of the Company and its Subsidiaries taken as a whole. The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.

                  7B.      Capital Stock and Related Matters.

                           (i) As of the Initial Closing hereunder, the authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, of which 25,785,017.42 shares will be issued and outstanding, 200,000,000 shares of Series C Preferred, of which 208,910.67 shares will be issued and outstanding, 200,000,000 shares of Series D Preferred, none of which shares will be issued and outstanding, 250,000 shares of Series E Preferred, none of which shares will be issued and outstanding, and 70,000 shares of Series F Preferred, of which 10,375 shares will be issued and outstanding. As of the Initial Closing, all of the issued and outstanding shares of stock will have been duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive rights or rights of first refusal. Except as set forth on the Capitalization Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Issuer is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any appreciation, phantom stock or similar rights with respect to the Company. To the Company's knowledge, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company, except pursuant to the Investor Rights Agreement. As of the Initial Closing, the Company will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its equity securities or any warrants, options, or other rights to acquire its equity securities, except as set forth in the Amended Articles of Incorporation.

                           (ii) There are no statutory or, to the Company's knowledge, contractual security holders' preemptive rights or rights of refusal with respect to the issuance of the Stock hereunder, except as set forth in the Investor Rights Agreement. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale, or issuance of any of its securities, and the offer, sale, and issuance of the Stock hereunder do not and will not require registration under the Securities Act or any applicable state securities laws.

                  7C.      Subsidiaries. The Company owns all of the outstanding
stock of the Companies set forth on the Schedule of Subsidiaries attached hereto either directly or indirectly through Subsidiaries.

                  7D.      Authorization; Enforceability. The execution,
delivery and performance of this Agreement and all other agreements contemplated hereby to which the Company is a party have been duly authorized by the Company. This Agreement and all other agreements contemplated hereby each constitutes a valid and binding obligation of the Company enforceable in accordance with its terms.

                  7E.      Reports and Financial Statements.

                           (i) The Company has filed all required Company SEC Reports. None of the Company's Subsidiaries is required to file any form, report or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and exceptions permitted by Form 10-Q under the Exchange Act. Since December 31, 2000, there has been no material change in the Company's accounting methods or principles except as described in the notes to the consolidated financial statements of the Company contained in the Company SEC Reports. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                           (ii) Except as set forth in the consolidated balance sheets (and notes thereto) of the Company and its consolidated Subsidiaries included in the Company SEC Reports, and except for liabilities or obligations incurred in the Ordinary Course or in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, "Ordinary Course" means, with respect to any entity, any actions taken in the regular and ordinary course of that entity's business, consistent in all material respects with past practices.

                  7F.      Closing Date. The representations and warranties of
the Company contained in this Section 7 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Company to any Purchaser shall be true and correct in all material respects on the date of the Initial Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

                  Section 8. Purchaser's Investment Representations. Each Purchaser hereby represents that (i) it is acquiring the Series F Preferred and the Common Stock purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws, (ii) it is an "accredited investor" and a sophisticated investor for purposes of applicable U.S. federal and state securities laws and regulations, (iii) this Agreement and each of the other agreements contemplated hereby to which such Purchaser is a party constitutes (or will constitute) the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, (iv) because the Series F Preferred and the Common Stock have not been registered under the Securities Act and, therefore, none of them can be sold unless subsequently registered under the Securities Act or an exemption from such registration is available, each Purchaser understands and agrees that such Purchaser is able to bear the economic risk of its investment in the Series F Preferred and the Common Stock for an indefinite period of time, and (v) such Purchaser has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of shares and has had full access to such other information concerning the Company as it has requested. Each Purchaser has also reviewed, or has had an opportunity to review, the following documents: (A) the Company's Amended Articles of Incorporation and bylaws, (B) the loan agreements, notes and related documents with the Company's senior and subordinated lender(s); (C) the Company's financial statements (including the related notes) included in the Company SEC Reports; and (D) the Investor Rights Agreement.

                  Section 9. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

                  "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such Person and, in the case of a Person which is a partnership, any partner of such Person.

                  "Commitment", for any Participating Stockholder has the meaning given such term in Section 1C above, and for any Purchaser means the sum of the amounts set forth opposite such Purchaser's name on the Schedule of Purchasers hereto under the heading "Initial Purchase Price" plus the amount set forth opposite such Purchaser's name on such Schedule under the heading "Backstop Commitment" (so that the aggregate of the Purchasers' Commitments is $25,000,000).

                  "Credit Agreement" means the Amended and Restated Credit Agreement, dated as of July 5, 2000, as amended (including without limitation by the Credit Agreement Amendment), among the Company, the Company's Subsidiaries from time to time party thereto, the Lenders (as defined therein) from time to time party thereto and Bankers Trust Company, in its capacity as administrative agent thereunder, as such agreement may be further amended, restated, supplemented or modified from time to time.

                  "Investor Rights Agreement" means the Investor Rights Agreement, dated as of November 8, 1999, by and among the Company and the holders of the Company's stock party thereto, as such agreement has been or may be amended, restated, supplemented or modified from time to time.

                  "Officer's Certificate" means a certificate signed by the Company's president or chief financial officer, stating that (i) the person signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such person's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

                  "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Pro Rata Share", for any Purchaser or Participating Stockholder, means a fraction, the numerator of which is such Person's Commitment, and the denominator of which is Total Commitments.

                  "Purchaser" shall have the meaning ascribed to such term in the preamble of this Agreement.

                  "Purchaser Stock" means (i) the WS Offered Stock issued hereunder (including in exchange for payments required under the Equity Call Agreement) and (ii) any capital issued or issuable with respect to the capital referred to in clause (i) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares of Purchaser Stock, such shares shall cease to be Purchaser Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar rule then in force).

                  "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

                  "Securities and Exchange Commission" includes any governmental body or agency succeeding to the functions thereof.

                  "Subsequent Financing" has the meaning given such term in
Section 1E(i) above.

                  "Subsidiary" of a Person means any entity of which such Person
(i) owns equity securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries or
(ii) serves as a general partner or managing member or otherwise has the power and authority to direct the day to day management of such entity.

                  "Total Commitments" means the sum of the aggregate Commitments of the Purchasers (i.e., $25,000,000) plus the aggregate Commitments of the Participating Stockholders.

                  Section 10.       Miscellaneous.

                  10A.     Remedies. Each holder of Purchaser Stock shall have
all rights and remedies set forth in this Agreement and the Investor Rights Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                  10B.     Consent to Amendments. Except as otherwise expressly
provided herein, any provision of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it with respect to a Purchaser, if only if the Company has obtained the written consent (i) at any time prior to the consummation of the Initial Closing, Willis Stein & Partners III, L.P., or (ii) at any time after the consummation of the Initial Closing, the Majority Holders.

                  10C.     Survival of Representations and Warranties. All
representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  10D.     Successors and Assigns. Except as otherwise expressly
provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for a Purchaser's benefit as a purchaser or holder of the Purchaser Stock are also for the benefit of, and enforceable by, any subsequent holder of such Purchaser Stock.

                  10E.     Severability. Whenever possible, each provision of
this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  10F.     Counterparts. This Agreement may be executed
simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                  10G.     Entire Agreement. This Agreement, those documents
expressly referred to herein and other documents of even date herewith embody the complete agreement among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  10H.     Descriptive Headings; Interpretation. The descriptive
headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

                  10I.     Governing Law. The corporate law of Delaware shall
govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

                  10J.     Notices. All notices, demands or other communications
to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day, provided that such notice, demand or other communication is also deposited within 24 hours thereafter with a reputable overnight courier service (charges prepaid) for delivery to the same Person, or
(iv) five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage. Such notices, demands and other communications shall be sent to the Purchasers and to the Company at the address indicated below:

                  If to the Company:

                           Orius Corp.
                           1401 Forum Way, Suite 400
                           West Palm Beach, Florida 33401
                           Attention: Ronald L. Blake, President
                                      Thomas Hartmann, General Counsel
                           and

                           Orius Corp.
                           1000 Hart Road, Suite 140
                           Barrington, Illinois  60010
                           Attention: Ronald L. Blake, President
                                      Thomas Hartmann, General Counsel

                           with a copy (which shall not constitute notice to the Company) to:

                           Akerman, Senterfitt & Eidson, P.A.
                           350 East Las Olas Boulevard
                           Suite 1600
                           Fort Lauderdale, Florida  33301
                           Attention: Donn A. Beloff

                  If to WSIII:

                           Willis Stein & Partners III, L.P.
                           227 West Monroe Street, Suite 4300
                           Chicago, Illinois  60606
                           Attention: Robert C. Froetscher

                           with a copy (which shall not constitute notice to WSIII) to:

                           Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, Illinois 60601
                           Attention: John A. Weissenbach, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.


                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

                              THE PURCHASERS:

                              WILLIS STEIN & PARTNERS III, L.P.
                              By Willis Stein & Partners Management III, L.P. Its General Partner
                              By Willis Stein & Partners Management III, L.L.C. Its General Partner


                              By: /s/ Robert C. Froetscher
                                 ------------------------------------------


                              WILLIS STEIN & PARTNERS DUTCH III-A, L.P.
                              By Willis Stein & Partners Management III, L.P. Its General Partner
                              By Willis Stein & Partners Management III, L.L.C. Its General Partner


                              By: /s/ Robert C. Froetscher
                                 ------------------------------------------



                              WILLIS STEIN & PARTNERS DUTCH III-B, L.P.
                              By Willis Stein & Partners Management III, L.P. Its General Partner
                              By Willis Stein & Partners Management III, L.L.C. Its General Partner


                              By: /s/ Robert C. Froetscher
                                 ------------------------------------------

                              WILLIS STEIN & PARTNERS III-C, L.P.
                              By Willis Stein & Partners Management III, L.P. Its General Partner
                              By Willis Stein & Partners Management III, L.L.C. Its General Partner


                              By: /s/ Robert C. Froetscher
                                 ------------------------------------------



                              THE COMPANY:

                              ORIUS CORP.


                              By: /s/ Thomas W. Hartmann
                                      Thomas W. Hartmann
                                      Its:  Secretary

SCHEDULE OF PURCHASERS(1)


                                                                                                     Initial Financing
                                                                                                 ---------------------------
                                                                                                  Shares of   Minimum Shares
                                                            Initial Purchase         Backstop      Series F               of
             PURCHASER                         Commitment              Price       Commitment     Preferred     Common Stock
-----------------------------------------------------------------------------------------------------------------------------
Willis Stein & Partners III, L.P.             $23,388,733        $ 9,355,493      $14,033,240         9,706        1,657,962
                                              -----------        -----------      -----------        ------        ---------

Willis Stein & Partners Dutch III-A, L.P.         704,225            281,690          422,535           292           49,921
                                              -----------        -----------      -----------        ------        ---------

Willis Stein & Partners Dutch III-B, L.P.         704,225            281,690          422,535           292           49,921
                                              -----------        -----------      -----------        ------        ---------

Willis Stein & Partners III-C, L.P.               202,817             81,127          121,690            84           14,377
                                              -----------        -----------      -----------        ------        ---------

TOTAL:                                        $25,000,000        $10,000,000      $15,000,000        10,375        1,772,181
                                              ===========        ===========      ===========        ======        =========

---------------
(1)  To be revised.

                             CAPITALIZATION SCHEDULE


The Company has granted options to purchase Common Stock and Series C Participating Preferred Stock pursuant to its 1999 Management Equity Compensation Plan.

Investor Rights Agreement, dated as of November 8, 1999, by and among the Company and the holders of the Company's capital stock signatory thereto, as such agreement has been or may be amended, restated, supplemented or modified from time to time in accordance with its terms.

                            Schedule of Subsidiaries

Orius Capital Corp.
Orius Holdings, Inc.
Orius Telecom Services, Inc.
Orius Broadband Services, Inc.
Cablemasters Corporation
CATV Subscriber Services, Inc.
Channel Communications, Inc.
Excel Cable Constructions, Inc.
U.S. Cable, Inc.
Fenix Holdings, Inc.
Fenix Telecommunications Services, Inc.
Irwin Telecom Holdings, Inc.
Irwin Telecom Services, Inc.
Midwest Splicing & Activation, Inc.
Orius Integrated Premise Services, Inc.
Network Cabling Services, Inc.
Network Cabling Holdings, Inc.
Texel Corporation
Orius Central Office Services, Inc.
LISN, Inc.
LISN Company
Hattech, Inc.
QMW Communications, Inc.
Orius Telecommunication Services, Inc.
Copenhagen Utilities & Construction, Inc.
Das-Co of Idaho, Inc.
Schatz Underground Cable, Inc.
Orius Telecommunication Holdings (WI), Inc.
Orius Telecommunication Services (WI), Inc.
Orius Telecom Products, Inc.
Arion Sub, Inc.
NATG Holdings, LLC
Orius Information Technologies, LLC
Arizona Cable Concepts, Inc.
Fenix Telecom Services Limited Partnership
Irwin Telecom Services, L.P.
Network Comprehensive Telecom, L.P.
K&S Construction, Inc.
Sorenson Construction, Inc.
Arion Sub, Inc.

                                LIST OF EXHIBITS

Exhibit A   -     Amended Articles of Incorporation

Exhibit B   -     Amended and Restated Investor Rights Agreement